Exhibit 4.3

CLIFFORD CHANCE LLP

THE DIAGEO PLC 2009 DISCRETIONARY INCENTIVE PLAN

Approved by shareholders of the Company on 14 October 2009

Adopted by the Board of the Company on 26 August 2009

The Plan is a discretionary benefit offered by the Diageo Group for the benefit of its employees.  Its main purpose is to increase the interest of the employees in Diageo plc’s long-term business goals and performance through share ownership.  The Plan is an incentive for the employees’ future performance and commitment to the goals of the Diageo Group.

Shares purchased or received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose (except to any extent required by statute).

The Plan is being offered for the first time in 2009 in selected countries and the board of Diageo plc shall have the right to decide, in its sole discretion, whether or not further awards will be granted in the future and to which employees those awards will be granted.

The detailed rules of the Plan are set out overleaf.

1.                                 DEFINITIONS AND INTERPRETATION

1.1                           In the Plan, unless the context otherwise requires:

“ADS” means an American Depositary Share being an authorised depositary security representing for the time being 4 Shares in the Company and being evidenced by an authorised depositary receipt issued by the Bank and quoted on the New York Stock Exchange;

“Award” means a Conditional Award, a Forfeitable Shares Award or an Option;

“Bank” means The Bank of New York Mellon or such other bank as the Company may from time to time appoint to issue authorised depositary receipts;

“Board” means the board of directors of the Company (or, on and after the occurrence of a corporate event described in Rule 11 (Takeovers and other corporate events), for the purposes of making determinations under Rule 11, the board of directors of the Company as constituted immediately before such event occurs) or a duly authorised committee of the Board or a duly authorised person;

“Company” means Diageo plc (registered in England and Wales with registered number 23307);

“Conditional Award” means a conditional right to acquire Shares or ADSs granted under the Plan;

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Dividend Equivalent” means a benefit calculated by reference to dividends paid on Shares as described in Rule 3.5;

“Early Vesting Date” means either:

(a)                                      the date of cessation of employment of a Participant in the circumstances referred to in Rules 10.1 (Deceased Participants) and 10.2 (Ill-health, injury, disability, redundancy and transfer out of the Group); or

(b)                                     a date of notification referred to in Rule 11.1 (General offers), the date of the relevant event referred to in Rule 11.2 (Schemes of arrangement and winding up) or the date of Vesting referred to in Rule 11.3 (Demergers and similar events);

“Exercise Period” means the period referred to in Rule 6.2 during which an Option may be exercised;

“Forfeitable Shares” means Shares or ADSs comprised in a Forfeitable Shares Award which are subject to certain restrictions and forfeiture under the Plan;

“Forfeitable Shares Award” means the transfer of the beneficial interest in Forfeitable Shares to a Participant and the subsequent holding of that interest in accordance with the Plan;

“Grant Date” means the date on which an Award is granted;

“Group Member” means:

(a)                                      a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 1159 of the Companies Act 2006) or a Subsidiary of the Company’s holding company;

(b)                                     a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of that Act) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)                                      any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 15% or more of its equity voting rights and has been designated by the Board for this purpose;

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the Listing Rules published by the UKLA;

“London Stock Exchange” means London Stock Exchange plc or any successor to that company;

“New York Stock Exchange” means The New York Stock Exchange, Inc.;

“Normal Vesting Date” means the date or dates on which an Award vests under Rule 5.1 (Timing of Vesting:  Normal Vesting Date);

“Option” means a right to acquire Shares or ADSs granted under the Plan which is designated as an option by the Board under Rule 3.2 (Type of Award);

“Option Price” means the amount, if any, payable on the exercise of an Option;

“Participant” means a person who holds an Award including his personal representatives;

“Participating Company” means the Company or any Subsidiary;

“Performance Condition” means a condition related to performance which is specified by the Board under Rule 3.1 (Terms of grant) and which may relate to corporate and/or personal performance;

“Plan” means the Diageo 2009 Discretionary Incentive Plan as amended from time to time;

“Rule” means a rule of the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006) of the Company;

“Tax Liability” means any amount of tax or social security contributions for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

“UKLA” means the United Kingdom Listing Authority;

“US Participant” means a Participant who is resident in the United States of America on the Grant Date;

“Vest” means:

(a)                                      in relation to a Conditional Award, a Participant becoming entitled to have Shares or ADSs transferred to him (or his nominee) subject to the Rules;

(b)                                     in relation to an Option, it becoming exercisable;

(c)                                      in relation to a Forfeitable Shares Award, the restrictions imposed on the Forfeitable Shares under the Plan ceasing to apply and Vesting shall be construed accordingly;

“Vested Shares” means those Shares in respect of which an Award Vests.

1.2                           Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3                           Expressions in italics and headings are for guidance only and do not form part of the Plan.

2.                                 ELIGIBILITY

An individual is eligible to be granted an Award only if he is an employee of a Participating Company (excluding an executive director of the Company).

3.                                 GRANT OF AWARDS

3.1                           Terms of grant

Subject to Rule 3.7 (Timing of grant), Rule 3.9 (Approvals and consents) and Rule 4 (Limits), the Board may resolve to grant an Award on:

(a)                                      the terms set out in the Plan; and

(b)                                     such additional terms (whether a Performance Condition and/or any other terms) as the Board may specify to any person who is eligible to be granted an Award under Rule 2 (Eligibility).

3.2                           Type of Award

On or before the Grant Date, the Board shall determine whether an Award shall be a Conditional Award, an Option or a Forfeitable Shares Award.  If the Board does not specify the type of an Award on or before the Grant Date then an Award shall be a Conditional Award.  An Award granted to an employee who is not a US Participant shall be to acquire Shares unless the Board specifies on or before the Grant Date that the Award shall be to acquire ADSs.

3.3                           Grant of Award to US Participant

Where an Award is granted under Rule 3.1 (Terms of Grant) to a US Participant, it shall take the form of a Conditional Award and shall be to acquire ADSs and not Shares.

3.4                           Method of grant

An Award shall be granted as follows:

(a)                                      a Conditional Award or an Option shall be granted by deed executed by the Company;

(b)                                     if an Award is an Option, the Board shall determine the Option Price (if any) on or before the Grant Date provided that the Board may reduce or waive such Option Price on or prior to the exercise of the Option;

(c)                                      a Forfeitable Shares Award shall be granted by the procedure set out in Schedule 1 to the Plan.

3.5                           Treatment of Dividends

The Board may:

(a)                                      decide at any time that a Participant (or his nominee) shall be entitled to receive a benefit determined by reference to the value of all or any of the dividends (including the dividend tax credit unless the Board decides otherwise) that would have been paid on the Vested Shares or ADSs in respect of dividend record dates occurring during the period between the Grant Date and the date of Vesting and may further decide that such benefit shall be provided in cash and/or Shares and/or ADSs. The Board may decide to exclude the value of all or part of any special dividend from the amount of the Dividend Equivalent; or

(b)                                       grant an Award on terms whereby the number of Shares or ADSs comprised in the Award shall increase by deeming dividends (excluding special dividends, unless the Board decides otherwise) paid on the Shares or ADSs from the Grant Date to Vesting to have been reinvested in additional Shares or ADSs on such terms (as to the inclusion or exclusion of any dividend tax credit, the price at which any additional Shares or ADSs shall be deemed to have been purchased or otherwise) as the Board shall decide.

This Rule shall not apply in the case of a Forfeitable Shares Award under which a Participant is entitled to receive dividends.

3.6                           Method of satisfying Awards

Unless specified to the contrary by the Board on the Grant Date, an Award may be satisfied:

(a)                                      by the issue of new Shares; and/or

(b)                                     by the transfer of treasury Shares; and/or

(c)                                      by the transfer of Shares (other than the transfer of treasury Shares); or

(d)                                     in the case of an Award granted to a US Participant, by the issue or transfer of ADSs.

The Board may decide to change the way in which it is intended that an Award granted as a Conditional Award or an Option may be satisfied after it has been granted, having regard to the provisions of Rule 4 (Limits).

3.7                           Timing of grant

Subject to Rule 3.9 (Approvals and consents), an Award may only be granted:

(a)                                      within the period of 6 weeks beginning with:

(i)                        the day on which the Plan is approved by shareholders of the Company; or

(ii)                     the dealing day after the date on which the Company announces its results for any period; or

(b)                                     at any other time when the Board considers that circumstances are sufficiently exceptional to justify its grant but an Award may not be granted after 13 October 2019 (that is, the expiry of the period of 10 years beginning with the date on which the Plan is approved by shareholders of the Company).

3.8                           Non-transferability and bankruptcy

An Award granted to any person:

(a)                                      shall not be transferred, assigned, charged or otherwise disposed of (except on his death to his personal representatives) and shall lapse immediately on any attempt to do so; and

(b)                                     shall lapse immediately if he is declared bankrupt.

3.9                           Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, the listing rules of the New York Stock Exchange, or any other UK or overseas regulation or enactment.

4.                                 LIMITS

4.1                           5% in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 4.3) in the period of 10 calendar years ending with that calendar year under the Plan and under any other executive share plan adopted by the Company to exceed such number as represents 5% of the ordinary share capital of the Company in issue at that time.

4.2                           10% in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 4.3) in the period of 10 calendar years ending with that calendar year under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents 10% of the ordinary share capital of the Company in issue at that time.

4.3                           Meaning of “allocated”

For the purposes of Rules 4.1 and 4.2:

(a)                                      Shares are allocated:

(i)                        when an option, award or other contractual right to acquire unissued Shares or treasury shares is granted;

(ii)                     where Shares are issued or treasury shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, when those Shares are issued or treasury shares transferred;

(b)                                     any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right shall count as “allocated” unless they are already treated as allocated under this Rule; and

(c)                                      for the avoidance of doubt, existing Shares other than treasury shares that are transferred or over which options, awards or other contractual rights are granted shall not count as “allocated”.

4.4                           Post-grant events affecting numbers of “allocated” Shares

For the purposes of Rule 4.3:

(a)                                      where:

(i)                        any option, award or other contractual right to acquire unissued Shares or treasury shares is released or lapses (whether in whole or in part); or

(ii)                     after the grant of an option, award or other contractual right the Board determines that:

(aa)      where an amount is normally payable on its exercise it shall be satisfied without such payment but instead by the payment of cash equal to the gain made on its exercise; or

(bb)    it shall be satisfied by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury shares which consequently cease to be subject to the option, award or other contractual right shall not count as “allocated”; and

(b)                                     the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.

4.5                           Changes to investor guidelines

Treasury shares shall cease to count as “allocated” Shares for the purposes of Rule 4.3 if institutional investor guidelines cease to require such Shares to be so counted.

4.6                           Individual limit

(a)                                      The maximum total market value of Shares or ADSs (calculated as set out in this Rule) over which Awards may be granted to any employee during any financial year of the Company is 200% of his salary (as defined in this Rule), unless Rule 4.6(b) applies.

(b)                                     If the Board decides that exceptional circumstances exist, then the maximum total market value of Shares or ADSs (calculated as set out in this Rule) over which Awards may be granted to an employee during a financial year of the Company is such higher percentage of his salary (as defined in this Rule) as the Board may determine.

For the purposes of this Rule 4.6:

(i)                                         an employee’s salary shall be taken to be his base salary (excluding benefits in kind), expressed as an annual rate payable by the Participating Companies to him on the Grant Date (or on such other date as the Board shall reasonably determine).  Where a payment of salary is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Board may reasonably select; and

(ii)                                      the market value of the Shares or ADSs over which an Award is granted shall be taken to be, for Shares, an amount equal to the middle-market quotation of Shares (as derived from the London Stock Exchange Daily Official List) on the Grant Date or, for ADSs, the closing price of an ADS on the New York Stock Exchange on the dealing day before the Grant Date or, if the Board so determines, the average of the middle market quotations of a Share or closing price of an ADS for the 3 dealing days before the Grant Date.

4.7                           Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 4 are complied with.

4.8                           Restriction on use of unissued Shares and treasury shares

No Shares may be issued or treasury shares transferred to satisfy the Vesting of any Conditional Award or the exercise of any Option to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 4.3 and adjusted under Rule 4.4) to exceed the limits in Rules 4.1 (5% in 10 years limit) and 4.2 (10% in 10 years limit) except where there is a variation of share capital of the Company which results in the number of Shares so allocated exceeding such limits solely by virtue of that variation.

5.                                 VESTING OF AWARDS

5.1                           Timing of Vesting:  Normal Vesting Date

Subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), an Award shall Vest on the later of:

(a)                                      the date on which the Board determines whether or not any Performance Condition and any other condition imposed on the Vesting of the Award has been satisfied (in whole or part); and

(b)                                     in accordance with the Vesting schedule determined by the Board at the Grant Date except where earlier Vesting occurs on an Early Vesting Date under Rule 10 (Leavers) or Rule 11 (Takeovers and other corporate events).

5.2                           Extent of Vesting

An Award shall only Vest to the extent:

(a)                                      that any Performance Condition is satisfied on the Normal Vesting Date (or each Normal Vesting Date, if there is more than one) or, if appropriate, the Early Vesting Date;

(b)                                     as permitted by any other term or condition imposed on the Vesting of the Award; and

(c)                                      in relation to Vesting before the Normal Vesting Date(s), as permitted by Rules 10.1 (Deceased Participants), 10.2 (Ill-health, injury, disability, redundancy and transfer out of the Group), 10.3 (Cessation of employment in other circumstances) and 11.5 (Reduction in number of Vested Shares).

5.3                           Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)                                      the Vesting of the Award, and the issue or transfer of Shares or ADSs after such Vesting would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company (which, for the purposes of the Plan shall be deemed to apply to any Participant who ceases to be a director or employee of a Group Member if such code applied to the Participant immediately before such cessation), the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)                                     if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting, then the Participant authorises the Company to sell or procure the sale of sufficient Shares or ADSs on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability except to the extent that he agrees with the Board to fund all or part of the Tax Liability in a different manner;

(c)                                      the Participant has entered into such arrangements as the Board requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the Vesting of the Award; and

(d)                                     where the Board requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income:  elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 5.3, references to Group Member include any former Group Member.

5.4                           Tax liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability.  If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient of the Shares or ADSs subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability and the number of Shares or ADSs subject to his Award shall be reduced accordingly.

For the purposes of this Rule 5.4, references to Group Member include any former Group Member.

5.5                           Change of jurisdiction

If a Participant relocates to another jurisdiction before his Award Vests and, as a result of the relocation, the Participant or any Group Member would be subject to additional tax or social security on the Vesting of the Award or the Vesting of the Award in that other jurisdiction would be subject to any regulatory restriction, approval or consent, the Board may determine that the Award may:

(a)                                      Vest on such terms and during such period preceding the date on which the Participant relocates as the Board may determine; or

(b)                                     be released by the Participant for a Cash Conditional Award granted under Schedule 2.

6.                                 CONSEQUENCES OF VESTING

6.1                           Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award and, in any event, within 30 days of Vesting, the Board shall, subject to Rule 5(3)(b) (Payment of Tax Liability) and any arrangement made under Rule 5.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of the Vested Shares or ADSs to the Participant (or a nominee for him).

6.2                           Options

An Option shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares or ADSs for a period of 12 months beginning with the date on which the Option Vests and, if unexercised at the end of that period, the Option shall then lapse unless it lapses earlier under Rule 10.3 (Cessation of employment in other circumstances), Rule 11.1 (General offers), Rule 11.2 (Schemes of arrangement and winding up) or Rule 11.3 (Demergers and similar events).

If an Option is not exercised during the last 30 days of the Exercise Period because of any regulatory restrictions referred to in Rule 7.1(a), the Board may extend the period during which the Option may be exercised so as to permit the Option to be exercised as soon as those restrictions cease to apply.

6.3                           Forfeitable Shares Award

On the Vesting of a Forfeitable Shares Award, the Vested Shares or ADSs shall cease to be subject to the restrictions imposed on the Forfeitable Shares under the Plan and the Board shall, subject to Rule 5.3(b) (Payment of Tax Liability) and any arrangement made under Rule 5.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of:

(a)                                      the legal title to the Vested Shares or ADSs; and/or

(b)                                     any documents of title relating to the Vested Shares or ADSs to the Participant (or a nominee for him) on or as soon as reasonably practicable after Vesting.

6.4                           Dividend equivalent

If the Board decided at any time under Rule 3.4(a) (Treatment of Dividends) that a Participant would be entitled to the Dividend Equivalent in relation to Shares or ADSs under their Award, then the provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after Vesting and:

(a)                                      in the case of a cash payment, shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable;

(b)                                     in the case of a provision of Shares or ADSs, Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) shall apply as if such provision was the Vesting of an Award.

7.                                 EXERCISE OF OPTIONS

7.1                           Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)                                      the exercise of the Option and the issue or transfer of Shares or ADSs after such exercise would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company (which, for the purposes of the Plan shall be deemed to apply to any Participant who ceases to be a director or employee of a Group Member if such code applied to the Participant immediately before such cessation), the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)                                     if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise, then the Participant authorises the Company to sell or procure the sale of sufficient Shares or ADSs on his behalf to ensure that any relevant Group Member receives the amount required to discharge the Tax Liability except to the extent that the Participant agrees with the Board to fund all or part of the Tax Liability in a different manner;

(c)                                      the Participant has entered into such arrangements as the Board requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the exercise of the Option; and

(d)                                     where the Board requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income:  elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction.

For the purposes of this Rule 7.1, references to Group Member include any former Group Member.

7.2                           Exercise in whole or part

An Option may be exercised to the maximum extent possible at the time of exercise or over such fewer number of Shares or ADSs as the Participant decides.

7.3                           Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board.  Unless the Board, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any relevant Option Price (or, if the Board so permits, an undertaking to pay that amount) and, if a Participant decides to satisfy the Tax Liability other than by selling Shares or ADSs pursuant to the authority in Rule 7.1(b), an agreement relating to the payment of the Tax Liability having been entered into.

7.4                           Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised and, in any event, within 30 days of exercise, the Company shall, subject to Rule 7.1(b) (Payment of Tax Liability) and any arrangement made under Rule 7.1(c) (Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares or ADSs in respect of which the Option has been exercised.

8.                                 CASH ALTERNATIVE

8.1                           Board determination

Where a Conditional Award Vests or where an Option has been exercised and Vested Shares or ADSs have not yet been allotted or transferred to the Participant (or his nominee), the Board may determine that, in substitution for his right to acquire such number of Vested Shares or ADSs as the Board may decide (but in full and final satisfaction of his right to acquire those Shares or ADSs), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 8.2) of that number of Shares or ADSs in accordance with the following provisions of this Rule 8.

8.2                           Limitation on the application of Rule 8.1

Rule 8.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 8.1 would cause:

(a)                                      the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)                                     adverse tax or social security contributions consequences for the Participant or any Group Member as determined by the Board provided that this Rule 8.2 shall apply only if its application would prevent the occurrence of a consequence referred to in (a) or (b) above.

8.3                           Cash equivalent

For the purpose of this Rule 8, the cash equivalent of a Share or ADS is:

(a)                                      in the case of a Conditional Award, the market value of a Share or ADS on the day when the Award Vests;

(b)                                     in the case of an Option, the market value of a Share or ADS on the day when the Option is exercised reduced by the Option Price in respect of that Share or ADS.

Market value on any day shall be determined as follows:

(i)                                         if on the day of Vesting or exercise, Shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of a Share, as derived from that List, on that day; or

(ii)                                      in the case of an Award granted to a US Participant, if on the day of Vesting or exercise, ADSs are quoted on the New York Stock Exchange, the closing price of an ADS on the dealing day before that date; or

(iii)                                   if Shares or ADSs are not so quoted, such value of a Share or ADS as the Board reasonably determines.

8.4                           Payment of cash equivalent

Subject to Rule 8.5 (Share alternative), as soon as reasonably practicable after the Board has determined under Rule 8.1 that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares or ADSs:

(a)                                      the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)                                     if he has already paid the Company for those Shares or ADSs, the Company shall return to him the amount so paid by him.

8.5                           Share alternative

If the Board so decides, the whole or any part of the sum payable under Rule 8.3 shall, instead of being paid to the Participant in cash, be applied on his behalf:

(a)                                      in subscribing for Shares or issuing ADSs at a price equal to the market value by reference to which the cash equivalent is calculated; or

(b)                                     in purchasing such Shares or ADSs; or

(c)                                      partly in one way and partly in the other

and the Company shall allot or transfer to him (or his nominee) or procure the transfer to him (or his nominee) of the Shares so subscribed for, ADS so issued or Shares or ADSs purchased.

8.6                           Deductions

There shall be deducted from any payment under this Rule 8 such amounts (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

9.                                 LAPSE OF AWARDS

An Award shall lapse:

(a)                                      in accordance with the Rules; or

(b)                                     to the extent it does not Vest under these Rules.

On the lapse of all or any part of a Forfeitable Shares Award, the beneficial interest (and, if appropriate, the legal interest) of the Forfeitable Shares in respect of which such Award has lapsed shall be transferred for no (or nominal) consideration to any person specified by the Board.

10.                           LEAVERS AND DECEASED PARTICIPANTS

10.1                     Deceased Participants

If a Participant dies at a time when he is a director or employee of a Group Member before the Normal Vesting Date (or the next Normal Vesting Date where there is more than one) then, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and the remainder of this Rule, his Award shall Vest on the date of cessation.

For the purposes of this Rule, the Board shall determine the number of Shares or ADSs which Vest by:

(i)                                         applying any Performance Condition (unless the Board, in exceptional circumstances, decides otherwise) and any condition imposed on the Vesting of Awards; and

(ii)                                      reducing the number of Shares or ADSs pro rata to reflect any unexpired part of the period over which the Award would otherwise Vest as at the time that the Participant ceases to be a director or employee unless the Board, acting fairly and reasonably, decides that the pro rata reduction in the number of Shares or ADSs is inappropriate in any particular case when it shall increase the number of Shares or ADSs to such higher number as it decides (provided that the number does not exceed the number of Shares or ADSs determined under paragraph (i) above).

10.2                     Ill-health, injury, disability, redundancy and transfer out of the Group

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date (or the next Normal Vesting Date where there is more than one) by reason of:

(a)                                      ill-health, injury or disability (evidenced to the satisfaction of his employer);

(b)                                     redundancy (within the meaning of the Employment Rights Act 1996) or any overseas equivalent; or

(c)                                      his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Rule 11 (Takeovers and other corporate events) and the remainder of this Rule, his Award shall Vest on the date of cessation.

For the purposes of this Rule, the Board shall determine the number of Shares or ADSs which Vest by:

(i)                                         applying any Performance Condition (unless the Board, in exceptional circumstances, decides otherwise), any condition imposed on the Vesting of Awards and any other factors considered by the Board to be relevant to reduce the number of Shares or ADSs which Vest; and

(ii)                                      reducing the number of Shares or ADSs pro rata to reflect any unexpired part of the period over which the Award would otherwise Vest as at the time that the Participant ceases to be a director or employee unless the Board, acting fairly and reasonably, decides that the pro rata reduction in the number of Shares or ADSs is inappropriate in any particular case when it shall increase the number of Shares or ADSs to such higher number as it decides (provided that the number does not exceed the number of Shares or ADSs determined under paragraph (i) above).

10.3                     Cessation of employment in other circumstances

If a Participant ceases to be a director or employee of a Group Member for any reason other than those specified in Rule 10.1 (Deceased Participants) and Rule 10.2 (Ill-health, injury, disability, redundancy and transfer out of the Group) then any Award held by him shall lapse immediately on such cessation unless the Board, acting fairly and reasonably, decides that his Award shall Vest.  If the Board permits an Award to Vest, Vesting shall, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Rule 11 (Takeovers and other corporate events) and the remainder of this Rule, occur on the date of cessation.

For the purposes of this Rule, the Board shall determine the number of Shares or ADSs which Vest by:

(i)                                         applying any Performance Condition (unless the Board, in exceptional circumstances, decides otherwise), any condition imposed on the Vesting of Awards and any other factors considered by the Board to be relevant to reduce the number of Shares or ADSs which Vest; and

(ii)                                      reducing the number of Shares or ADSs pro rata to reflect any unexpired part of the period over which the Award would otherwise Vest as at the time that the Participant ceases to be a director or employee unless the Board, acting fairly and reasonably, decides that the pro rata reduction in the number of Shares or ADSs is inappropriate in any particular case when it shall increase the number of Shares or ADSs to such higher number as it decides (provided that the number does not exceed the number of Shares or ADSs determined under paragraph (i) above).

10.4                     Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 10 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member.  Any Participant who ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director.

10.5                     Death following cessation of employment

If a Participant dies following cessation of employment in circumstances where his Award did not lapse but it has not Vested by the time of his death, it shall Vest immediately on his death to the extent determined by reference to the time of cessation in accordance with Rule 10.1 or 10.2.

11.                           TAKEOVERS AND OTHER CORPORATE EVENTS

11.1                     General offers

If any person (or group of persons acting in concert):

(a)                                      obtains Control of the Company as a result of making a general offer to acquire shares in the Company; or

(b)                                     having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects the Board shall within 7 days of becoming aware of that event notify every Participant of it and, subject to Rule 11.4 (Internal reorganisations), the following provisions shall apply:

(i)                                         subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on the date of such notification if they have not then Vested, provided that or to the extent that any Performance Condition is satisfied on the occurrence of such an event, and Rule 11.5 (Reduction in number of Vested Shares) shall apply; and

(ii)                                      any Option may, subject to Rule 7.1 (Restrictions on exercise) be exercised within 1 month of the date of such notification, but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

11.2                     Schemes of arrangement and winding up

In the event that:

(a)                                      a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)                                     the Company passes a resolution for a voluntary winding up of the Company; or

(c)                                      an order is made for the compulsory winding up of the Company all Awards shall, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), and Rule 11.4 (Internal reorganisations) Vest on the date of such event if they have not then Vested, provided that or to the extent that any Performance Condition is satisfied on the occurrence of such an event and Rule 11.5 (Reduction in number of Vested Shares) shall apply.

If an event described in this Rule occurs then an Option may, subject to Rule 7.1 (Restrictions on exercise) and Rule 11.4 (Internal reorganisations), be exercised within 1 month of such event, but to the extent that the Option is not exercised within that period, it shall (regardless of any other provision of the Plan) lapse at the end of that period.

11.3                     Demerger and similar events

If a demerger, special dividend or other similar event (the “Relevant Event”) is proposed which, in the opinion of the Board, would affect the market price of Shares to a material extent, then the Board may, at its discretion, decide that the following provisions will apply:

(a)                                      the Board shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 10 (Leavers), his Award Vests provided that or to the extent that any Performance Condition is satisfied on the occurrence of such a Relevant Event and, if relevant, his Option may be exercised on such terms as the Board may determine and during such period preceding the Relevant Event or on the Relevant Event as the Board may determine;

(b)                                     if an Award Vests, or an Option is exercised, conditional upon the Relevant Event and such event does not occur then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist; and

(c)                                      if the Board decides that an Award Vests under this Rule 11.3 then the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 11.5 (Reduction in number of Vested Shares) shall apply.

11.4                     Internal reorganisations

In the event that:

(a)                                      an offer (as referred to in Rule 11.1 (General offers)) is made or a compromise or arrangement (as referred to in Rule 11.2(a) (Schemes of arrangement and winding up)) is proposed which is expected to result in the Company becoming controlled by a new company (the “New Company”); and

(b)                                     at least 75% of the shares in the New Company will be held by substantially the same persons who immediately before the offer or proposal was made were shareholders in the Company; and

(c)                                      the Board and the New Company agree that this Rule should apply then an Award shall not Vest under Rule 11.1 or Rule 11.2 but shall be automatically surrendered in consideration for the grant of a new award which the Board determines is equivalent to the Award it replaces except that it will be over shares in the New Company or some other company.

The Rules will apply to any new award granted under this Rule 11.4 as if references to Shares or ADSs were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

11.5                     Corporate events: reduction in number of Vested Shares or ADSs

If an Award Vests under any of Rules 11.1 to 11.3 (Corporate Events), the Board shall determine the number of Vested Shares or ADSs of that Award by:

(a)                                      applying any Performance Condition (unless the Board, in exceptional circumstances, decides otherwise) and any other condition imposed on the Vesting of Awards; and

(b)                                     if the Board, acting fairly and reasonably, decides the number of Shares or ADSs shall be reduced pro rota to reflect any unexpired part of the period over which the Award would otherwise Vest or on such other basis as the Board may reasonably decide.

If an Award Vests under any of Rules 11.1 to 11.3 when the holder of that Award has ceased to be a director or employee of a Group Member, then the number of Shares or ADSs which Vest shall be determined under Rule 10.1, 10.2 or 10.3 (whichever is relevant) in precedence over this Rule.

12.                           ADJUSTMENT OF AWARDS

12.1                     General rule

In the event of:

(a)                                      any variation of the share capital of the Company; or

(b)                                     a demerger, special dividend or other similar event which affects the market price of Shares or ADSs to a material extent the Board may make such adjustments as it considers appropriate under Rule 12.2 (Method of adjustment).

12.2                     Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)                                      the number of Shares or ADSs comprised in an Award;

(b)                                     subject to Rule 12.3 (Adjustment below nominal value), the Option Price; and

(c)                                      where any Award has Vested or Option has been exercised but no Shares or ADSs have been transferred or allotted after such Vesting or exercise, the number of Shares or ADSs which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

12.3                     Adjustment below nominal value

An adjustment under Rule 12.2 (Method of adjustment) may reduce the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)                                      to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)                                     to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

13.                           ALTERATIONS

13.1                     General rule on alterations

Except as described in Rule 13.2 (Shareholder approval), and Rule 13.4 (Alterations to disadvantage of Participants), the Board may at any time alter the Plan or the terms of any Award granted under it.

13.2                     Shareholder approval

Except as described in Rule 13.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 13.1 (General rule on alternations) to the provisions concerning:

(a)                                      eligibility;

(b)                                     the individual limits on participation;

(c)                                      the overall limits on the issue of Shares or the transfer of treasury Shares;

(d)                                     the basis for determining a Participant’s entitlement to, and the terms of, Shares or ADSs or cash provided under the Plan;

(e)                                      the adjustments that may be made in the event of any variation of capital; and

(f)                                        the terms of this Rule 13.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

13.3                     Exceptions to shareholder approval

Rule 13.2 (Shareholder approval) shall not apply to:

(a)                                      any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)                                     any alteration relating to any Performance Condition made under Rule 13.5.

13.4                     Alterations to disadvantage of Participants

No alteration to the material disadvantage of any Participant (other than to any Performance Condition) shall be made under Rule 13.1 unless:

(a)                                      the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

(b)                                     the alteration is approved by a majority of those Participants who have given such an indication.

14.                           MISCELLANEOUS

14.1                     Employment

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it.  An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever (and regardless of whether such termination is lawful or unlawful) insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination.  Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it.  The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

14.2                     Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Board shall be final and binding upon all persons.

The exercise of any power or discretion by the Board shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

14.3                     Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee) or, in the case of Forfeitable Shares, released from their restrictions under the Plan, Participants will be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer or release of such restrictions.

14.4                     Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)                                      by personal delivery or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment; or

(b)                                     in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)                                      by such other method as the Board determines.

14.5                     Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

14.6                     Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

14.7                     Data protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan.  This includes:

(a)                                      providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)                                     processing of personal data by any such Group Member or third party;

(c)                                      transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)                                     providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.

14.8                     Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

SCHEDULE 1 : GRANT OF A FORFEITABLE SHARES AWARD

On or before the grant of a Forfeitable Shares Award, each employee selected for such an Award must enter into an agreement with the Company under the terms of which the employee agrees both in respect of the Shares or ADSs comprised in the Award at the Grant Date and any additional Shares or ADSs that may become subject to the Award under Rule 3.4 (Treatment of Dividends):

(a)                            to have full beneficial ownership of the Shares or ADSs;

(b)                           unless the Board decides otherwise to waive his right to all cash and scrip dividends on his Forfeitable Shares until Vesting;

(c)                            that he will not assign, transfer, charge or otherwise dispose of any Forfeitable Shares or any interest in such Forfeitable Shares until Vesting save as otherwise required by the Rules;

(d)                           if required by the Board, to enter into any elections under Part 7 of ITEPA and any election to transfer, or any agreement to pay, secondary Class 1 National Insurance contributions in relation to his Forfeitable Shares; and

(e)                            to sign any documentation to give effect to the terms of the Forfeitable Shares Award.

The date of such agreement shall be the Grant Date of the Forfeitable Shares Award.

On the Grant Date (or as soon as practicable after the payment date of the relevant dividend in the case of additional Shares or ADSs that are to become subject to the Forfeitable Shares Award under Rule 3.4 (Treatment of Dividends)) either the legal ownership of the Forfeitable Shares shall be held on the Participant’s behalf by a nominee as chosen from time to time by the Board or the Participant shall deposit the share certificate (or any other document of title) relating to the Forfeitable Shares together with a signed but otherwise uncompleted instrument of transfer with such person as the Board may from time to time decide.

SCHEDULE 2 : CASH CONDITIONAL AWARDS

The Rules of the Plan shall apply to a right (a “Cash Conditional Award”) to receive a cash sum granted or to be granted under this Schedule as if it was a Conditional Award, except as set out in this Schedule.  Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

1.                                 The Board may grant or procure the grant of a Cash Conditional Award.

2.                                 Each Cash Conditional Award shall relate to a given number of notional Shares or ADSs.

3.                                 On the Vesting of the Cash Conditional Award, the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Shares or ADSs, where the Cash Value of a notional Share or ADS is the market value of a Share or ADS on the date of Vesting of the Cash Conditional Award.  For the purposes of this Schedule, the market value of a Share or ADS on any day shall be determined in accordance with Rule 8.3 (Cash equivalent).

4.                                 The cash sum payable under paragraph 3 above shall be paid by the employer of the Participant as soon as practicable after the Vesting of the Cash Conditional Award, net of any deductions (on account of tax or similar liabilities) as may be required by law.

5.                                 For the avoidance of doubt, a Cash Conditional Award shall not confer any right on the holder of such an Award to receive Shares or ADSs or any interest in Shares or ADSs.